                                                                   EXHIBIT 10.27


                               MERGER AGREEMENT
                               ----------------


     THIS AGREEMENT is made and entered into this 16 day of July, 2000 (the "Effective Date") (the "Agreement") by and between ZiLOG, Inc., a Delaware corporation ("ZiLOG"); and CALIBRE, INC., a California corporation ("Calibre"), and is made with reference to the following facts and objectives:


                                R E C I T A L S
                                - - - - - - - -

     A. ZiLOG's board of directors has determined that it is in the best interests of ZiLOG, and in the best interests of its shareholders, to enter into a merger transaction (the "Merger") whereby Calibre will be merged into ZiLOG pursuant to the terms hereof.

     B. Calibre's board of directors has determined that it is in the best interests of Calibre, and in the best interest of Calibre's shareholders, to consummate the Merger whereby Calibre will be merged into ZiLOG pursuant hereto, and has resolved to recommend to its shareholders that the Merger be approved.

     C. The parties intend for this transaction to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this agreement, the parties agree as follows:

1.   Merger:  Effective as of the Closing Date, as defined in Paragraph 9,
     ------
     below, and subject to the terms of the Certificate of Merger attached hereto as Exhibit "A" (the "Certificate of Merger"), and the Agreement of Merger attached hereto as Exhibit "B" (the "Agreement of Merger"), and subject to the applicable terms of Delaware law and of California law, Calibre shall be merged with and into ZiLOG, the separate corporate existence of Calibre shall cease, and ZiLOG shall continue as the surviving corporation after the Merger. Following the Closing Date, ZiLOG shall file the Agreement of Merger with the related officers' certificates with the Secretary of State of the State of California, and ZiLOG shall file the Certificate of Merger with the Secretary of State of the State of Delaware.

2.   Effect on Capital Stock:  The parties acknowledge that the current capital
     -----------------------
     structure of Calibre consists of One Million Nine Hundred Sixty-four Thousand Two Hundred Seventy-four (1,964,274) shares of Series B Preferred Stock which are issued and outstanding (the "Calibre Series B Preferred Stock"); One Million Eight Hundred Nine Thousand Four Hundred Fifty (1,809,450) shares of Series A Preferred Stock which are issued and outstanding (the "Calibre Series A Preferred Stock"); and Four Million Nine Hundred Thirty-three Thousand Six Hundred Thirty-five (4,933,635) shares of Common Stock which are issued and outstanding (the "Calibre Common Stock"). Effective as of the Closing Date, the following shall occur:

     a. Concurrent with the execution of this Agreement, ZiLOG and Calibre shall enter into a loan agreement (the "Loan Agreement") pursuant to which ZiLOG will issue a loan to Calibre in the amount of Five Hundred Thousand Dollars ($500,000), which shall be subject to the terms and conditions set forth in the Loan Agreement.

     b. ZiLOG shall issue a total of Six Hundred Twenty-five Thousand (625,000) of its One Cent ($0.01) par value common stock (the "ZiLOG Common Stock") to the shareholders of all outstanding shares of Calibre Common Stock, Series A Preferred Stock and Series B Preferred Stock (collectively, "Calibre Capital Stock" and each shareholder a "Calibre Shareholder") as of the date hereof in exchange for all outstanding shares of Calibre Capital Stock, after which Calibre shall become merged into ZiLOG, all shares of Calibre Capital Stock shall be canceled, and Calibre shall cease its corporate existence. Each Calibre Shareholder shall receive a quantity of ZiLOG Common Stock computed by multiplying Six Hundred Twenty-five Thousand (625,000) by a fraction, the numerator of which is the number of shares of Calibre Capital Stock (calculated on an as-converted basis) held by such Calibre Shareholder, and the denominator of which is the total number of Calibre Capital Stock issued and outstanding as of the date hereof. The above fraction is hereinafter referred to as the "Calibre Shareholder's Proportionate Share".

     c. The parties acknowledge that Calibre currently maintains a employee stock option plan (the "Employee Stock Option Plan") pursuant to which employees of Calibre have been issued options (the "Employee Stock Options") to acquire Calibre stock at prices set forth in each employee's stock option agreement (the "Stock Option Agreement"). Immediately prior to the Closing Date, Calibre shall terminate the Employee Stock Option Plan. In the event ZiLOG elects this option, then ZiLOG will assume the obligation under all vested options, and all Employee Stock Options which have vested as of the Closing Date shall be converted into options to acquire ZiLOG stock. Each Employee Stock Option to purchase Calibre stock shall be converted, as of the Closing Date, into an option to purchase Eleven Thousand Four Hundred Eighty-five One Hundred Thousandths (.11485) of a share of ZiLOG common stock (the "Option Conversion Ratio"). The exercise price, exercise provisions, term and all other provisions of the vested options assumed by ZiLOG shall continue to be governed by the terms of the former Calibre Employee Stock Option Plan.

     d. If, at any time after the expiration of a lock-up period (if any) imposed upon ZiLOG shareholders by the underwriters of an initial public offering of ZiLOG shares of stock ("ZiLOG's IPO") ZiLOG intends to file a registration statement under the Securities Act of 1933 (the "Securities Act") pursuant to which additional common stock of ZiLOG will be registered for offering to the public, ZiLOG will notify any Calibre Shareholder who receives ZiLOG shares hereunder of ZiLOG's intent to file such registration statement at least thirty (30) days prior to the date ZiLOG intends to file such registration statement. Each Calibre Shareholder who acquired ZiLOG common stock pursuant to this

          Agreement may elect, by giving written notice to ZiLOG within fifteen
          (15) days of receipt of the above-referenced notice, to include some or all of such shareholder's shares of ZiLOG common stock received pursuant hereto in such registration statement. If a Calibre Shareholder does not include all of its shares of ZiLOG common stock in any such registration, that Calibre Shareholder shall continue to have the right to include any ZiLOG common stock which the Calibre Shareholder received pursuant hereto in any subsequent registration statement filed by ZiLOG subsequent thereto. Notwithstanding the foregoing, however, each Calibre Shareholder desiring to have its shares registered pursuant hereto shall execute such agreements and comply with such terms and conditions as may be requested by the underwriter of the offering including, without limitation, the execution of such lock-up agreements as may be requested by such underwriter.

     e. If ZiLOG does not offer any Calibre employee a position within ZiLOG post merger, then ZiLOG will pay that employee severance equal to three (3) months of salary.

3.   Contingent Issuance of Shares: Attached hereto as Exhibit "C" is a
     -----------------------------
     financial plan (the "Plan") for the Calibre business line (the "Calibre Business") for the twelve (12) month period commencing on the Closing Date and ending on the day immediately preceding the first anniversary of the Closing Date (the "Earnout Period"). In the event that Calibre achieves (i) at least eighty percent (80%) of the Gross Margin Dollars set forth on the Plan for the Earnout Period, and (ii) Gross Margin Percentage of at least
                                  ---
     thirty percent (30%) for all revenue generated during the Earnout Period, then, in addition to the ZiLOG Common Stock issued pursuant to subparagraph 2(c), above, the following ZiLOG Common Stock shall be issued:

     a. For each full one percent (1%) above eighty percent (80%) of Gross Margin Dollars which is achieved by the Calibre Business during the Earnout Period, an additional Eighteen Thousand Seven Hundred Fifty (18,750) shares of ZiLOG Common Stock shall be issued, up to a maximum of Three Hundred Seventy-five Thousand (375,000) additional shares of ZiLOG Common Stock being issued pursuant hereto if the Calibre Business achieves at least one hundred percent (100%) of the Gross Margin Dollars set forth in the Plan for the Earnout Period.

     b. In the event ZiLOG is required to issue the full Three Hundred Seventy-five Thousand (375,000) shares of ZiLOG Common Stock, as provided in subparagraph (a), above, and the Calibre Business achieves in excess of one hundred percent (100%) of the Gross Margin Dollars set forth in the Plan during the Earnout Period, then for each full one percent (1%) in excess of one hundred percent (100%) of Gross Margin Dollars set forth in the Plan achieved by the Calibre Business during the Earnout Period, ZiLOG shall issue Ten Thousand (10,000) shares of ZiLOG Common Stock, up to a maximum of One Hundred Fifty Thousand (150,000) additional shares of ZiLOG Common Stock being issued pursuant hereto if the Calibre Business achieves at least one hundred fifteen percent (115%) of the Gross Margin Dollars set forth in the Plan for the Earnout Period.

     c. Each Calibre Shareholder who receives ZiLOG Common Stock pursuant to Paragraph 2, above, shall be entitled to that Calibre Shareholder's Proportionate Share of any additional ZiLOG Common Stock to be issued pursuant to subparagraph (a) and (b), above. The Calibre Business' performance against the Plan shall be determined by ZiLOG as soon as reasonably practical following the close of the Earnout Period. Any shares required to be issued pursuant to this Paragraph 3 shall be issued within thirty (30) days after the Calibre Business' performance against the Plan is finally determined.

     d. In no event shall any Calibre Shareholder be entitled to assign any rights to receive ZiLOG Common Stock pursuant to this Paragraph 3 to any person or entity; provided however, that the provisions of this subparagraph (d) shall not apply to those ZiLOG shares already received or held by a Calibre Shareholder.

     e. For purposes of this Agreement, the following terms shall have the following meanings:

          i. The term "Gross Margin Dollars" shall mean the total gross revenue generated by the Calibre Business during the Earnout Period ("Revenue"), computed in accordance with ZiLOG's accounting methods in existence at the time of computation, minus the sum of the following:

               (1)  returns and credits;

               (2) costs of goods sold, as determined under generally accepted accounting principles shall equal the variable cost of goods associated with the Calibre Business without any addition for any manufacturing overhead;

               (3) any Material Liabilities attributable to the Calibre Business which are accrued during the Plan year, using generally accepted accounting methods, which are attributable to acts, omissions or events occurring prior to the Closing Date and which were not disclosed as of the Closing Date or otherwise disclosed in writing by Calibre to ZiLOG prior to the Closing Date; and

               (4) Any Material Liabilities, costs, damages or expenses (collectively, "Material Offsets") not previously accounted for under subparagraphs (1) through (3), above, which are incurred by ZiLOG and/or the Calibre Business and which are related to any representation or warranty of Calibre contained hereunder being inaccurate.

               (5) For purposes of subparagraphs (3) and (4), above, the term "Material Liabilities" means a liability which, individually, exceeds fifty thousand dollars ($50,000), and includes all liabilities if all liabilities which, individually, are less than fifty thousand dollars ($50,000), when aggregated, sum to more than two hundred thousand dollars ($200,000).

          ii. The term "Gross Margin Percentage" is a percentage determined by dividing the Gross Margin Dollars for the Earnout Period by the Revenue for the Earnout Period.

     f. ZiLOG acknowledges and agrees that in the event that ZiLOG takes any of the following actions during the Earnout Period, and after any former shareholder of Calibre provides ZiLOG with due written notice and a reasonable opportunity to cure and ZiLOG fails to cure, each as specified below, it shall be required to issue the 375,000 shares of ZiLOG Common Stock specified in subparagraph (a), above, to the shareholders of Calibre at the end of the Earnout Period, regardless whether Calibre attains the financial results set forth in subparagraph (a), above:

          i. ZiLOG materially and without cause alters the, management, engineering or sales personnel of Calibre (whether by number or position) or prohibits Calibre from hiring the additional personnel specified in the Plan and at the expense budget amounts in the Plan, and such actions directly and materially impact Calibre's ability to achieve the Gross Margin Dollars required to obtain the additional shares set forth in subparagraph 3(a), above; provided, however, that the parties agree that an alteration to the management personnel which provides for the termination of the Chief Financial Officer or the President of Japan Operations shall not be deemed a material change pursuant hereto;

          ii. ZiLOG fails to offer funding of Calibre's business to the extent contemplated by the expense budgets in the Plan such that the failure to offer funding directly and materially impacts Calibre's ability to achieve the Gross Margin Dollars required to obtain the additional shares set forth in subparagraph 3(a), above;

          iii. ZiLOG materially alters the business practices unique to the Calibre Business in a manner that directly, materially and adversely impacts Calibre's ability to achieve the Gross Margin Dollars required to obtain the additional shares set forth in subparagraph 3(a), above.

          iv. ZiLOG does not use reasonable efforts to get the Calibre Business access to the AMI facility or other manufacturing facility for semiconductor parts at reasonably competitive prices.

          If any former shareholder of Calibre believes that ZiLOG has committed any of the actions specified in subparagraphs 3(f)(i), (ii) (iii) or
          (iv), above, such former shareholder shall immediately inform ZiLOG of this belief by written notice within ten (10) days of the occurrence of the action by ZiLOG. ZiLOG shall thereafter be given twenty (20) days to analyze the written notice provided by such former shareholder of Calibre and take action to cure the alleged item. If ZiLOG cures the alleged item within said twenty (20) day period, then the Earnout Period shall be extended by the same number of days that it took ZiLOG to cure the alleged item in which to achieve the financial results under its Plan. Any alleged item that is either cured by ZiLOG within the twenty (20) day period specified or that is not brought to ZiLOG's attention by any former Calibre shareholder in writing within ten (10) days of when any former shareholder had notice of the alleged item or reasonably should have had notice of the alleged item shall be forever waived and shall not thereafter be asserted by any former Calibre shareholder as grounds to seek collection of the Three Hundred Seventy-five Thousand (375,000) shares specified in subparagraph 3(a) of this Agreement. In addition, in no event shall any of the provisions set forth herein trigger any obligation by ZiLOG to issue the One Hundred Fifty Thousand (150,000) shares specified in subparagraph 3(b), above.

          Notwithstanding the foregoing, in the event that, at the end of the first six (6) months of the Earnout Period, or at the end of any subsequent three (3) month period during the Earnout Period, Calibre is not achieving at least fifty percent (50%) of the Gross Margin Dollars set forth on the Plan on a cumulative basis, then ZiLOG shall have no obligations whatsoever to continue funding to the extent set forth in the Plan, and the provisions of this subparagraph 3(f) shall be null, void and of no force or effect whatsoever.

4.   Representations and Covenants of Calibre:  Calibre hereby make the
     ----------------------------------------
     following covenants, agreements, representations and warranties, which are subject to exceptions specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers except where it is reasonably clear that the disclosure is intended to apply to another Section) attached hereto as Exhibit "D" (the "Disclosure Schedule"):

     a. Attached hereto as Exhibit "E" is a shareholder list setting forth all Series A Shareholders, all Series B Shareholders and all Calibre Common Stock shareholders, together with the number of shares of each respective class of stock issued to such shareholders; the Calibre Series B Preferred Stock, the Calibre Series A Preferred Stock and the Calibre Common Stock in the quantities set forth on Exhibit "E" represents all of the issued and outstanding stock of Calibre. Except as set forth in Section 4(a) of the Disclosure Schedule and except for Employee Stock Options issued under the Employee Stock Option Plan to the persons and in the quantities set forth on Exhibit "F" attached hereto, there are no other equity interests which are outstanding in Calibre; and, except for the Employee Stock Options, there are no other options, warrants or rights of any kind or character to acquire any equity interest in Calibre.

     b. Calibre shall not issue any additional shares of stock, preferred or common, or any other equity interests in either of them, or issue any options, warrants or other rights to acquire any of the foregoing, or incur any debts or liabilities other than those incurred in the normal course of business, without the prior written consent of ZiLOG at any time prior to the Final Closing Date.

     c. At least ninety percent (90%) of the holders of each class and each series of the outstanding shares of Calibre stock shall deliver to ZiLOG on the Closing Date any instruments of assignment as may be necessary or appropriate to allow cancellation of all shares of stock held by such Calibre Shareholder, which shall be delivered on the Closing Date upon issuance and delivery by ZiLOG of the shares of ZiLOG Common Stock required to be issued to each respective Calibre Shareholder pursuant to Paragraph 2 hereof.

     d. There has been no transfer of any significant asset of Calibre over the past twelve (12) months, and there shall be no such transfer prior to the Closing Date, except as may have occurred or occurs in the ordinary course of Calibre's business.

     e. Calibre has performed and shall continue to perform all obligations it is required to perform under material agreements which are currently outstanding with any third parties; and Calibre is not, nor will it be, in material default under the terms and conditions of any material agreements it may, at any time, have with any third parties.

     f. Calibre is a corporation duly organized, validly existing, and in good standing under the laws of California, and has all necessary corporate powers to own its properties and to operate its business as now owned and operated by it. Neither the ownership of its properties nor the nature of its business requires Calibre to be qualified to do business in any jurisdiction other than California.

     g. Calibre owns or possesses sufficient legal rights to all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes necessary for its business as now conducted (collectively, the "Intellectual Property"), without any infringement of the rights of others. Except as set forth in the Disclosure Schedule, there are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is Calibre bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. Calibre has not received any communications alleging that it has violated any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary or intellectual property rights of any other person or entity. Calibre is not aware that any of its employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Calibre or that would conflict with Calibre's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of Calibre by the employees of Calibre, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any material contract, covenant or instrument under which any employee is now obligated. It is not currently, nor will it be in the future, necessary to utilize any inventions, trade secrets or proprietary information of any employees of Calibre made prior to their employment by Calibre, except for inventions, trade secrets or proprietary information that have been assigned to Calibre.

     h. Calibre has supplied copies of all material agreements which are currently outstanding (the "Contracts"), and such Contracts are full and complete copies of all such agreements. Attached hereto as Exhibit "G" is a complete list of the Contracts as well as all contracts entered into by the Company since its inception.

     i. Attached hereto as Exhibit "H" are copies of tax returns or tax filings from Calibre for 1998 as well as financial statements for fiscal years 1998, 1999, first quarter of fiscal year 2000 and for the period ending May 30, 2000 (the "Financial Statements"). All Financial Statements supplied hereunder are true and correct, fully and accurately report all financial transactions of the respective entity to which it relates; and such Financial Statements, together with disclosures made in the Disclosure Schedule, do not fail to state any material fact which would cause such Financial Statements not to be misleading as presented.

     j. All technology, know-how and other intellectual property owned by, used by or delivered or made available to third parties by Calibre were developed by or for Calibre; do not make use of or incorporate in any way any intellectual property rights belonging to any third party.

     k. Calibre is the sole and exclusive owners of all technology, know-how and other intellectual property used by any of them in their respective businesses; and no transfer of any of the foregoing has been made by it within the past twelve (12) months.

     l. Attached hereto as Exhibit "I" is a listing of all employees of Calibre who devote substantially all of their time to the business affairs of Calibre. All of such employees have been paid all compensation due to them as a result of their employment with Calibre including, without limitation, wages, benefits, bonuses and profit-sharing, and all requirements of law concerning benefit plans including, without limitation, the requirements imposed by any United States or state laws including, without limitation, the Employee Retirement and Income Security Act ("ERISA"), have been complied with. There are no collective bargaining agreements in force or effect concerning such employees, there are no threatened labor disputes by such employees, and there are no unfunded vested benefits under any retirement plan maintained by Calibre.

     m. Calibre shall continue to maintain in full force and effect through the Closing Date all existing insurance policies currently being maintained by Calibre including, without limitation, any insurance policies covering any assets owned by any of them, any comprehensive general liability policies, and any worker's compensation insurance. Calibre shall, at all times prior to the Closing Date, pay all premiums which become due prior to the latest date on which failure to pay such premiums would result in cancellation of such policies.

     n. The consummation of the transactions contemplated by this Agreement will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the articles of incorporation or bylaws of Calibre, or any material lease, license, promissory note, conditional sales contract, commitment, employee plan, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Calibre is a party or by which any of them, or the property of any of them, is bound, or which may result in the creation or imposition of any material lien, charge or encumbrance on any of the properties of any of them.

     o. Calibre has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement, and no approvals or consents of any persons are necessary in connection with it. The execution and delivery of this Agreement by Calibre has been duly authorized by all necessary corporate action on the part of the respective party.

     p. From the date hereof until the Closing Date, Calibre shall use its best efforts to preserve its business organization intact, to keep available to it all of its present officers and employees, and to preserve its present relationships with suppliers, customers, clients and others having business relationships with them.

     q. All tax returns of any kind or character which are required to be filed by Calibre have been accurately prepared and filed, as required by law, and all taxes of any kind or character including, without limitation, all federal, state and local employment taxes, sales taxes, excise taxes, and income taxes, together with any taxes required to be withheld from employees and/or customers and required to be remitted to the relevant taxing authorities, have been withheld and paid as required. Calibre further agrees that it will accurately prepare and file all tax returns of any kind or character required to be filed following the date hereof, and will pay all taxes of any kind or character required to be paid by it following the date hereof.

     r. None of the representations and warranties made by Calibre contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading. If Calibre becomes aware of any information prior to the Closing Date which may cause any representation or warranty hereunder to be materially inaccurate, either singularly or in the aggregate, Calibre shall immediately make such information available to ZiLOG.

     s. The authorized number of shares of common stock of Calibre are Fifteen Million (15,000,000) shares, and the authorized number of preferred stock of Calibre are Five Million Two Hundred Thousand (5,200,000) shares, and no other authorized equity exists in Calibre. The total number of Calibre Common Stock issued and outstanding are Four Million Nine Hundred Thirty-three Thousand Six Hundred Thirty-five (4,933,635); the total number of shares of Calibre Class A Preferred Stock issued and outstanding are One Million Eight Hundred Nine Thousand Four Hundred Fifty (1,809,450); and the total number of shares of Calibre Class B Preferred Stock issued and outstanding are One Million Nine Hundred Sixty-four Thousand Two Hundred Seventy-four (1,964,274), plus there are Employee Options issued and outstanding for a total of Two Million Thirty-two Thousand Seven Hundred Twenty-nine (2,032,729) shares of Calibre Common Stock. No other equity shares are issued or outstanding. All issued and outstanding shares of stock in Calibre (i) have been duly authorized and validly issued to the shareholders set forth on Exhibit "E" attached hereto; (ii) are fully paid and nonassessable, and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Attached hereto as Exhibit "J" is a full and complete copy of the Articles of Incorporation and other organizational documents of Calibre; and attached hereto as Exhibit "K" is a full and complete copy of the Bylaws of Calibre. The rights, preferences, privileges and restrictions of the shares are as stated in the Articles of Incorporation and/or Bylaws of Calibre. Except for Employee Options and any conversion rights of the Series A Preferred Shares and the Series B Preferred Shares, as stated in Calibre's Articles of Incorporation, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition of equity interests from Calibre.

     t. There is no action, suit, proceeding or investigation pending or currently threatened against Calibre for any claim whatsoever; or that questions the validity of this Agreement or the right of the parties to enter into any of the agreements contemplated hereby; or to consummate the transactions contemplated hereby; or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of Calibre, financially or otherwise, or any change in the current equity ownership of Calibre; nor is there any basis for any such claims. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor) involving the prior employment of any employees or officers of Calibre, their use in connection with their respective employer's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. None of the parties hereto is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. Except as disclosed to ZiLOG in writing, there is no action, suit, proceeding or investigation by or against Calibre currently pending, or which Calibre intends to initiate, or Calibre contemplates initiating.

     u. Calibre is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing Date, as will be filed in a timely manner. Calibre has all franchises, permits, licenses and any similar authority necessary for the conduct of their respective businesses as now being conducted by them, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

     v. Calibre is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any existing statute, law or regulation.

     w. This Agreement, the Exhibits hereto, and all other documents delivered to ZiLOG or its attorneys or agents in connection herewith or with the transactions contemplated hereby are complete and, except as specifically stated thereon, have not been amended, rescinded or modified in any manner; and do not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     x. There are no Material Liabilities (as defined in paragraph 4(e)(i)(5)) of any kind or character, whether contingent or liquid, known which exist and which are not fully disclosed on the Financial Statements or in the Disclosure Schedule.

     y. All representations and warranties of Calibre set forth herein fully apply to any predecessor in interest to Calibre, and shall be true and correct on the date hereof and on the Closing Date as if made on each such date.

5.   Representations and Warranties of ZiLOG:
     ---------------------------------------

     a. ZiLOG hereby represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and has all necessary corporate powers to own its properties and to operate its business as now owned and operated by it; that it has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement, and no approvals or consents of any persons other than ZiLOG and its board of directors are necessary in connection with it. ZiLOG further represents and warrants that it will maintain sufficient ZiLOG Common Stock reserves to accomplish the issuance of the ZiLOG Common Stock required to be issued by it pursuant hereto The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of ZiLOG. ZiLOG acknowledges that this Agreement shall constitute the valid and binding obligations of ZiLOG, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     b. All shares of ZiLOG stock to be issued pursuant to this Agreement have been or shall upon issuance be duly authorized, fully paid and nonassessable, free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, are not or shall not be subject to preemptive rights created by statute, the charter documents or Bylaws of ZiLOG as currently in effect or any agreement to which ZiLOG is a party or by which it is bound, and shall have been issued in compliance with federal and state securities laws.

     c. ZiLOG has made available to Calibre a true and complete copy of each annual, quarterly and other reports filed by ZiLOG with the Securities and Exchange Commission (the "SEC") since January 1, 1999 (the "ZiLOG SEC Documents"). To the best of ZiLOG's knowledge, as of their respective filing dates, the ZiLOG SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such ZiLOG SEC Documents, and, to the best of ZiLOG's knowledge, none of the ZiLOG SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed ZiLOG SEC Document. To the best of ZiLOG's knowledge, the financial statements of ZiLOG included in the ZiLOG SEC Documents (the "ZiLOG Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of ZiLOG and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of ZiLOG operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal and recurring year-end audit adjustments.

6.   ZiLOG's Contingencies:  The closing of the Initial Stock Acquisition, and
     ---------------------
     all of ZiLOG's other obligations under and pursuant to this Agreement including, without limitation, any obligations arising on the Closing Date, are contingent upon all of the following contingencies being satisfied or waived in writing by ZiLOG within the time periods set forth below:

     a. Calibre shall have entered into a settlement agreement with Novalog in form and substance satisfactory to ZiLOG, in ZiLOG's sole and absolute discretion. In the event ZiLOG does not give written notice to Calibre of the failure of this contingency by July 21, 2000, then this contingency shall conclusively be considered satisfied or waived by ZiLOG.

     b. ZiLOG shall have had the opportunity to discuss with Citizen Electronics and other customers and/or suppliers located in Asia such matters as ZiLOG deems appropriate. Calibre agrees to cooperate with ZiLOG in conducting its investigations hereunder. The determination of whether of not this contingency is satisfied shall be made by ZiLOG in its sole and absolute discretion. In the event ZiLOG does not give written notice to Calibre of the failure of this contingency by July 21, 2000, then this contingency shall conclusively be considered satisfied or waived by ZiLOG.

     c. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a material adverse effect on Calibre and/or its business from the date of this Agreement until the Closing Date.

     d. The key shareholder/employees of Calibre, whose names are set forth in Exhibit "L", shall have delivered to ZiLOG an executed Covenant Not to Compete in the form attached hereto as Exhibit "M".

     e. Each employee of Calibre who ZiLOG desires to retain as an employee shall have delivered to ZiLOG executed employment agreements in a form approved by ZiLOG. Thesalaries, bonuses and option grants to be offered to each of those employees have been agreed to by the parties hereto.

     f. At least ninety percent (90%) of all outstanding shares each class and each series of Calibre stock as of the date hereof shall have executed an approval of this Merger in the form attached hereto as Exhibit "O."

     g. ZiLOG shall have received an opinion from the attorney for Calibre in the form attached hereto as Exhibit "P".

     h. At least ninety percent (90%) of all outstanding shares each class and each series of Calibre stock as of the date hereof shall consent to enter into Lock-Up Agreements which shall be incorporated into the approval of this Merger in the form attached hereto as Exhibit "O".

     i. It is anticipated that ZiLOG shall issue its shares of ZiLOG Common Stock to Calibre Shareholders under the exemption from registration provided under Regulation D of the Securities Act of 1933 (the "Securities Act"). In the event ZiLOG determines that the issuance hereunder does not qualify for the exemption provided under Regulation D of the Securities Act, then ZiLOG may, in its discretion, elect to request a hearing before the California Commissioner of Corporations pursuant to Sections 25121 and 25142 of the California Corporations Code in order to perfect the exemption from registration provided under Section 3(a)(10) of the Securities Act. If ZiLOG makes this election, the

          Closing Date, as provided under Paragraph 9, below, shall be extended to a date after the holding of such hearing, as determined by ZiLOG; provided, however, that in no event shall the Closing Date be extended for more than ninety (90) days without the prior approval of Calibre. ZiLOG's obligations hereunder are conditioned upon ZiLOG determining that the issuance of ZiLOG Common Stock is exempt from registration under Regulation D of the Securities Act, or on ZiLOG otherwise obtaining an exemption from registration under the Securities Act prior to the Closing Date.

     j. Except as set forth in the Disclosure Schedule, all representations and warranties of Calibre shall be true, correct and complete in all material respects as of the Closing Date except for those which, by their nature, shall change over time, and with respect to those which change over time, any change (either singularly or in the aggregate) does not materially adversely affect Calibre or any of its assets.

7.   Calibre's Contingencies: The closing of the transactions contemplated by
     -----------------------
     this Agreement, and Calibre's obligations under and pursuant to this Agreement, are contingent upon all of the following contingencies being satisfied or waived in writing by Calibre prior to the Closing Date:

     a. All representations and warranties made by ZiLOG hereunder shall be true, correct and complete in all material respects as of the Closing Date;

     b. ZiLOG shall deliver to each Calibre Shareholder and/or to a transfer agent mutually agreed upon by ZiLOG and Calibre the ZiLOG Common Stock which such Calibre Shareholder is entitled under and pursuant to this Agreement upon such Calibre Shareholder's surrender of its Calibre Common Stock.

     c. The receipt by Calibre of a signed consent to the Merger from at least ninety-five percent (95%) of all outstanding shares of Calibre stock as of the date hereof in the form attached hereto as Exhibit "O".

     d. Shareholders of Calibre stock holding sufficient shares as to constitute a majority of the outstanding Calibre Common Stock shall have executed a voting agreement ("Voting Agreement") substantially in the form attached hereto as Exhibit "Q" and such Voting Agreements shall be in full force and effect.

     e. Notwithstanding the execution of the Voting Agreement pursuant to subparagraph (d), above, if (1) this Agreement is terminated because Calibre fails to obtain the vote of a sufficient number of shares to approve the Merger, (2) Calibre received a Takeover Proposal prior to the termination of this Agreement, or prior to the termination of this Agreement Calibre received either notice that any person was considering making a Takeover Proposal or a request from any person for information relating to Calibre and (3), within the six (6) month period following the date hereof, such notice or request from such person leads to Calibre and/or the Calibre Shareholders entering into any agreement in which: (i) a majority of the outstanding Calibre shares will be sold to a third party; or (ii) a merger, consolidation, recapitalization or similar type of transaction will occur whereby a controlling interest in Calibre will transfer; or
          (iii) an equity investment will be made in Calibre which will result in the new equity investment having direct or indirect control of Calibre, then, upon Calibre entering into such an agreement, Calibre shall pay to ZiLOG a termination fee equal to One Million Dollars ($1,000,000) to compensate ZiLOG for the time and expenses incurred by ZiLOG in conducting its due diligence of the potential Merger hereunder, and in documenting the terms and conditions of the Merger and related transactions contemplated hereby. The termination fee due hereunder shall be paid to ZiLOG within thirty (30) days of the date Calibre enters into the agreement referenced herein.

8.   Costs of Sale:  Each party shall be responsible for its own attorneys'
     -------------
     fees, accounting fees, consulting fees and all other costs incurred by such party in connection with this Agreement and the implementation hereof.

9.   Closing Date:  The closing date shall be July 28, 2000, or such other date
     ------------
     as the parties hereto may mutually agree (the "Closing Date").

10.  Public Announcements:  This Agreement is to be maintained in strict
     --------------------
     confidence, and neither party shall issue any public announcement concerning this transaction without the approval of the other until after the Closing Date. Notwithstanding the foregoing, however, in the event a disclosure of this transaction is required under securities or other laws of the United States of America or any state thereof, then the terms of this Agreement may be announced to the extent required to comply with any such disclosure or other requirements.

11.  Legends:  The shares of ZiLOG Common Stock issued in the Merger shall be
     -------
     characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

12.  Solicitation: Until the earlier of the Closing Date or the termination of
     ------------
     this Agreement, Calibre and the officers, directors, employees or other agents of Calibre will not, directly or indirectly, take any action to solicit, initiate or encourage any Takeover Proposal. Upon execution of this Agreement, Calibre will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Calibre will promptly notify ZiLOG after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Calibre or for access to the properties, books or records of Calibre by any person that has advised Calibre that it may be considering making, or that has made, a Takeover Proposal and will keep ZiLOG timely informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide ZiLOG with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. Calibre will promptly provide to ZiLOG any non-public information concerning Calibre provided to any other party which was not previously provided to ZiLOG. Neither Calibre's Board of Directors, nor any committee thereof, shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to ZiLOG, the approval or recommendation by the Calibre Board of Directors or any such committee of this Agreement or the Merger, or (ii) approve or recommend or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal; provided, however,
                                                      --------  -------
     that nothing contained in this Agreement shall prohibit the Calibre Board of Directors from (A) furnishing information to, or engaging in discussions or negotiations with any person or entity in response to an unsolicited bona fide written Takeover Proposal; or (B) recommending such an unsolicited bona fide written Takeover Proposal to the shareholders of Calibre, if (i) the Calibre Board of Directors concludes that such Takeover Proposal would constitute a Superior Proposal, and (ii) the Calibre Board of Directors determines in good faith that the failure to take such action would result in a breach by the Calibre Board of Directors of its fiduciary duties to the Calibre Shareholders, and (iii) prior to furnishing such information to such person or entity, Calibre provides written notice to ZiLOG that Calibre is furnishing information to, or entering into discussions or negotiations with, such person or entity.

     For purposes of this Agreement, "Takeover Proposal" means any offer or
                                      -----------------
     proposal for, or any indication of interest in, a merger or other business combination involving Calibre or the acquisition of more than 50% of the outstanding shares of capital stock of Calibre, or a significant portion of the assets of Calibre, other than the transactions contemplated by this Agreement.

     For purposes of this Agreement, "Superior Proposal" means (i) a bona fide
                                      -----------------
     Takeover Proposal made by a third party that the Calibre Board of Directors determines in its good faith judgment to be more favorable to the Calibre Shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of Calibre's Board of Directors is reasonably capable of being obtained by such third party.

13.  Notices:  All notices, requests, demands and other communications under
     -------
     this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or by express courier such as Federal Express, DHL, United Parcel Service or similar types of carrier, and properly addressed as follows:

     ZiLOG          910 E. Hamilton Ave., Suite 110
                    Campbell, CA  95008
                    Attention:  Richard R. Pickard,
                    Senior Vice President and General Counsel

     Calibre        1762 Technology Drive #226
                    San Jose, CA  95110-1308
                    Attention: T. Allan Hamilton

     With copy to   Gray Cary Ware & Freidenrich LLP
                    400 Hamilton Avenue, Palo Alto, CA 94301-1825
                    Attention: James M. Koshland

     Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

14.  Arbitration of Disputes:  Any dispute, claim or controversy arising between
     -----------------------
     ZiLOG, Calibre or any Calibre Shareholder regarding this Agreement or any ancillary agreement executed concurrently herewith shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Proper service of process for such arbitration shall be by U.S. Postal Service or by Federal Express, DHL, United Parcel Service or similar types of carriers. The arbitration shall be held in Santa Clara County, California before one arbitrator who shall follow the substantive law of California in deciding the arbitration. Pre-hearing discovery shall be allowed of all evidence and testimony to be presented at the hearing. The arbitrators' decision shall be final and binding upon the parties. The arbitrators shall render their decision in writing, explaining the legal and factual basis for decision as to each of the principal controverted issues. An award shall be deemed in excess of the powers granted to the arbitrators if it (1) does not contain the legal grounds therefor; or (2) if it contains an error of law on the face of the award that causes substantial injustice. In any petition to confirm or vacate the arbitrator's decision, an error of law appearing on the face of the award that causes substantial injustice shall constitute grounds to vacate the award. A judgment upon any award may be entered in a court of competent jurisdiction.

15.  Confidentiality Obligations:  ZiLOG acknowledges that, in the course of
     ---------------------------
     conducting its due diligence, it has or will receive certain information about Calibre which is the confidential information of Calibre. In addition, Calibre acknowledges that, in the course of conducting its due diligence, it has or will receive certain information about ZiLOG which is the confidential information of Calibre. For purposes of this Agreement, the term "Confidential Information" means any financial information, technical information or employment information given by one party (a "Discloser") to the other (a "Recipient") other than: (i) any information which the Recipient had in its possession through lawful means prior to disclosure by Discloser; (ii) any information which is or becomes publicly known through no breach of this Agreement by Recipient; (iii) any information which is furnished to others by Discloser without restriction on disclosure; (iv) any information which is hereafter furnished to Recipient by a third party without restriction on disclosure; or (v) information which is independently developed by Recipient. For a period of five (5) years following the execution date hereof, Recipient agrees that it shall not disclose Confidential Information to any person, or use any Confidential Information except as contemplated by this Agreement. Notwithstanding the foregoing, however, the restrictions hereunder shall lapse upon completion of the Merger in accordance herewith.

16.  Termination:
     -----------

     This Agreement may be terminated and the contemplated merger abandoned at any time prior to the Closing Date:(a) by mutual agreement of ZiLOG and Calibre or (b) by ZiLOG or Calibre if the Closing Date shall not have occurred by the earlier of (i) August 31, 2000 or (ii) the initial filing by ZiLOG of a registration statement on Form S-1 for the sale of shares of ZiLOG stock to the public; provided, however, that the right to terminate this Agreement under this Section 16 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

17.  Miscellaneous Provisions:
     ------------------------

     a.   Time of Essence:  Time is of the essence of each provision of this
          ---------------
          Agreement.

     b.   Successors and Assigns:  This Agreement shall be binding on and
          ----------------------
          inure to the benefit of the parties and their respective successors and assigns.

     c.   Exhibits:  All Exhibits referred to are attached hereto and
          --------
          incorporated herein by this reference.

     d.   Governing Law:  This Agreement shall be construed and interpreted in
          -------------
          accordance with the laws of the State of California.

     e.   Integrated Agreement; Modification:  This instrument contains the
          ----------------------------------
          entire agreement of the parties and cannot be amended or modified except by a written Agreement, executed by each of the parties hereto.

     f.   Captions:  The captions of this Agreement are for convenience purposes
          --------
          only, and shall have no effect on its construction or interpretation.

     g.   Singular and Plural; Gender:  When required by the context of this
          ---------------------------
          Agreement, the singular shall include the plural, and the masculine shall include the feminine, and the impersonal pronoun "it" shall refer to either of the above, a corporation, partnership, joint venture, or other entity, regardless of number or gender.

     h.   Severability:  The unenforceability, invalidity, or illegality of any
          ------------
          provision shall not render the other provisions unenforceable, invalid, or illegal.

     i.   Waiver:  No consent or waiver, express or implied, by either party
          ------
          to this Contract of any breach or default by the other in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default by such party hereunder. Failure on the part of any party hereto to complain of any act or failure to act of the other party or to declare the other party in default hereunder, irrespective of how long such failure continues, shall not constitute a waiver of the rights of such party hereunder.

     j.   Execution of Documents:  The parties hereto hereby agree to execute
          ----------------------
          and deliver such further instruments, agreements, contracts and documents, as may be reasonably required to effectuate the stated and intended purposes of this Agreement.

     k.   Counterparts:  This Agreement may be executed simultaneously in one
          ------------
          (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     l.   Neutral Construction:  The parties hereto agree that this Agreement
          --------------------
          will be interpreted neutrally, and that it should not be construed for or against any party deemed to be the drafter thereof.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

ZiLOG, Inc., a Delaware corporation    Calibre, Inc., a California corporation


By:     ^^ signature illegible         By:     ^^ signature illegible
      ------------------------------          ---------------------------

Title:  Chief Strategy Officer         Title:   President
      ------------------------------          ---------------------------

                                 EXHIBIT LIST

Exhibit A - Certificate of Merger

Exhibit B - Agreement of Merger

Exhibit C - Calibre Plan

Exhibit D - Disclosure Schedule

Exhibit E - Shareholder List

Exhibit F - Employee Stock Options

Exhibit G - Listing of Contracts

Exhibit H - Financial Statements

Exhibit I - List of Employees

Exhibit J - Calibre Articles of Incorporation

Exhibit K - Calibre Bylaws

Exhibit L - Shareholder/Employees Executing Covenant Not to Compete

Exhibit M - Covenant Not to Compete

Exhibit N - Employees Requiring Employment Contract

Exhibit O - Calibre Shareholder Approval of Merger

Exhibit P - Calibre Attorney Opinion Letter

Exhibit Q - Voting Agreement